Exhibit 10.2

BASIC SUBLEASE TERMS

Sublandlord:	NewRT Medical Systems, Inc., a Delaware corporation

Subtenant:	Anthera Pharmaceuticals, a Delaware corporation

Landlord:	MEPT Mount Eden LLC, a Delaware limited liability company

Prime Lease:
That certain Triple Net Lease dated as of July 20, 2017 (“Prime Lease”) between Sublandlord and Landlord for the leasing of approximately 14,034 rentable square feet of space known as Suite B, of that certain office building located at 25801 Industrial Blvd., Hayward, California, commonly known as Building A (the “Prime Premises”).

Subleased Premises:	25801 Industrial Blvd., Hayward, California, consisting of approximately 7,484 rentable square feet (“Subleased Premises”), and being a portion of Building A

Monthly Base Rent:	$10,477.60 per month during the entire term of this Sublease

Prepaid Rent:	$13,171.84

Parking Stalls:	Subtenant shall be entitled to the use of approximately 53.33% of the unreserved parking spaces that Sublandlord is entitled to use pursuant to the terms of the Prime Lease.

Sublandlord's Broker:	Colliers International

Subtenant's Broker:	None

Commencement Date:	The date that is the Commencement Date under the Prime Lease, as such term “Commencement Date” is defined under the Prime Lease

Expiration Date:	Twenty four (24) months following the Commencement Date

Security Deposit:	$13,171.84

Subtenant's Address for Notices:	As set forth on the signature page attached hereto

Sublandlord's Address for Notices:	As set forth on the signature page attached hereto

Use:	Same as Prime Lease

SUBLEASE

This Sublease (“Sublease”) is dated ------ July 20, 2017, for reference purposes only, and is entered into by and between NewRT Medical Systems, Inc., a Delaware corporation (“Sublandlord”) and Anthera Pharmaceuticals, a Delaware corporation (“Subtenant”), as a sublease under the Prime Lease referred to in the Basic Sublease Terms.

R E C I T A L S

A.           WHEREAS, Sublandlord, as Tenant leases property described under the Prime Lease from the Landlord a copy of which is attached as Exhibit A; and

B.            WHEREAS, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, the Subleased Premises, on all of the same terms and conditions as the Prime Lease (except as otherwise expressly set forth herein) as though Sublandlord were the Landlord and Subtenant were the tenant thereunder.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.             Subleased Premises.  Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord the Subleased Premises.

2.             Term.  The term  (“Term”) of this Sublease shall commence on the Commencement Date and shall expire on the earliest to occur of (a) the Expiration Date set forth in the Basic Sublease Terms, (b) the date this Sublease is sooner terminated pursuant to its terms, or (c) the date the Prime Lease is sooner terminated pursuant to its terms.

3.             Delivery and Acceptance.  The Subleased Premises shall be delivered in their as is condition.  Subtenant acknowledges that Subtenant’s occupancy of the Subleased Premises will occur during a period that Landlord is performing certain work upon and to both the Prime Premises and the Subleased Premises (such work, which is more specifically described in Exhibit C to the Prime Lease, includes, but is not limited to, the removal of that certain angled 32 foot 3 inch wall that is 12 feet in height). Subtenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord's agents, contractors, or representatives in performing such work.

4.             Rent.

A.          Monthly Base Rent.  Commencing on the Commencement Date, Subtenant shall pay to Sublandlord as the Monthly Base Rent for the Subleased Premises, in monthly installments in advance on or before the first day of each full calendar month of the Term the amounts specified in the Basic Sublease Terms. Monthly Base Rent for any partial month shall be payable in advance and shall be prorated based on the actual number of days during the Sublease Term occurring in such month divided by the total number of days in such month.

B.          Additional Rent.  In accordance with the Prime Lease, in addition to the above Monthly Base Rent, commencing on the Commencement Date, Subtenant shall pay to Sublandlord as Additional Rent, in monthly installments in advance on or before the first day of each full calendar month of the Term (or within three (3) business days of written demand by Sublandlord to Subtenant if the amounts are not a known amount or if the amounts are not paid on an estimated basis with year end reconciliation) all amounts payable by Sublandlord pursuant to the Prime Lease to the extent applicable to the Subleased Premises (e.g., 53.33% of all Operating Costs Reimbursements payable by Sublandlord under the terms of the Prime Lease (it being agreed that until Sublandlord otherwise notifies Subtenant in writing, Subtenant shall make monthly estimated Operating Costs Reimbursements payments to Sublandlord, concurrent with Subtenant’s monthly payment of Monthly Base Rent, in the amount of $2,694.24)).  Additional Rent for any partial month shall be payable in advance and shall be prorated based on the actual number of days during the Sublease Term occurring in such month divided by the total number of days in such month. Sublandlord agrees to provide Subtenant with copies of invoices for Additional Rent from Landlord following receipt by Sublandlord.  Subtenant shall pay directly all utilities that are separately metered to the Subleased Premises.  If any utility service is separately metered to the Prime Premises but not separately metered to the Subleased Premises, then Subtenant shall pay to Sublandlord forty eight and 70/100s percent (53.33%) of the cost of such utility service or such other amount as Sublandlord determines in Sublandlord’s sole but good faith discretion in order to equitably allocate such expenses between Sublandlord and Subtenant.

C.          First Month’s Rent.  Notwithstanding Paragraph 4.A hereof, Subtenant shall pay to Sublandlord the Prepaid Rent on the execution of this Sublease, which Prepaid Rent is equal to the Monthly Base Rent and Additional Rent for the first full calendar month for which Monthly Base Rent and Additional Rent is due hereunder.

D.          Manner of Payment.  Monthly Base Rent and Additional Rent (collectively, “Rent”) shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America.

5.             Security Deposit.  Concurrent with the execution of this Sublease, Subtenant shall deliver to Sublandlord the Security Deposit set forth in the Basic Sublease Terms, and the terms of the Prime Lease applicable to Security Deposits shall apply to the same.

6.             Consent of Landlord. With respect to any approval or consent required to be obtained from the Landlord under the Prime Lease, such approval or consent must be obtained from both Landlord and Sublandlord and the approval of Sublandlord may be withheld if Landlord’s approval or consent is not obtained.

7.             Assumption/Subject to Prime Lease. For the benefit of the Landlord, Subtenant assumes the obligations of Subtenant under the Prime Lease to the extent applicable to the Subleased Premises.  Further, this Sublease is and at all times shall be subject and subordinate to the Prime Lease and the rights of Landlord thereunder.  Subtenant shall not commit or permit to be committed on the Subleased Premises any act or omission which shall violate any term or condition of the Prime Lease.  Subtenant hereby expressly assumes and agrees to comply with all provisions of the Prime Lease and to perform all the obligations on the part of the Tenant to be performed under the terms of the Prime Lease, to the extent applicable to the Subleased Premises.  In the event of a conflict between the provisions of this Sublease and the Prime Lease (including any conflicts in defined terms), as between Sublandlord and Subtenant, the provisions of this Sublease shall control. It is expressly agreed that:  (i) each reference in such incorporated sections to  “Lease” shall be deemed a reference to  “Sublease”; (ii) each reference to the  “Premises” shall be deemed a reference to the  “Subleased Premises” as defined herein; (iii) each reference to  “Landlord” and  “Tenant” shall be deemed a reference to “Sublandlord” and “Subtenant”, respectively; (iv) with respect to work, services, repairs, restoration, insurance or the performance of any other obligation of Landlord under the Lease, the sole obligation of Sublandlord shall be to request the same in writing from Landlord as and when requested to do so by Subtenant, and to use Sublandlord's reasonable good faith efforts (provided Subtenant pays all reasonable third party out-of-pocket costs incurred by Sublandlord in connection therewith).

A.          Prime Lease Provisions Excluded.  It is expressly agreed that the following provisions of the Prime Lease shall not apply to this Sublease:  The following Definitions set forth in Section 1.1 of the Prime Lease: Letter of Credit, Plans and Specifications, Tenant Improvements; §2.3; §2.5; §2.7; §2.8.2; §3.3.1 (but only to the extent the same call for potential reductions in the amount of the Security Deposit); §3.4; §4.5; §5.1 (but only to the extent the same relate to Cosmetic Alterations (as such term is defined under the Prime Lease); §6.3(b); §7.1.8; Exhibit B; Exhibit C; and Rider 2.

8.             Conditions Precedent.  Notwithstanding anything to the contrary set forth in this Sublease, it shall be an express condition precedent to Sublandlord’s obligations hereunder that, and this Sublease shall not be effective unless and until Landlord has consented in writing to this Sublease by executing the Consent to Sublease. If Landlord does not consent in writing to this Sublease within thirty (30) days after Sublandlord’s execution of this Sublease, then either party may, without any liability to the other, at any time thereafter until such approval is obtained, terminate this Sublease upon written notice, whereupon any monies previously paid by Subtenant to Sublandlord shall be reimbursed to Subtenant.

9.             Subtenant’s Time to Perform.  Any obligation of Subtenant to be performed under this Sublease, wherever the Lease grants to Sublandlord a specified number of days to perform its obligations under the Prime Lease, and except as otherwise provided herein, Subtenant shall have two (2) fewer days than Sublandlord would otherwise have to perform the obligation, including, without limitation, curing any defaults.

10.          Sublandlord’s Liability. Sublandlord shall have no liability to Subtenant with respect to  (a) representations and warranties made by Landlord under the Prime Lease; (b) any indemnification obligations of Landlord under the Prime Lease or other obligations or liabilities of Landlord with respect to compliance with laws or the condition of the Subleased Premises, and (c) Landlord’s repair, maintenance, restoration, upkeep, insurance and similar obligations under the Prime Lease, regardless of whether the incorporation of one or more provisions of the Lease into this Sublease might otherwise operate to make Sublandlord liable therefore.

11.          Enforcement by Sublandlord.  If Subtenant shall reasonably require the participation of Sublandlord in enforcing the obligations of Landlord under the Prime Lease, then, Sublandlord, upon Subtenant’s written request, shall endeavor to enforce such obligations to attempt to cause Landlord to provide Subtenant with the service or other benefit in question.  Subtenant shall reimburse all reasonable costs and expenses including reasonable attorney’s fees, which Sublandlord shall incur in enforcing or attempting to enforce the Prime Lease against Landlord.

12.          Preservation of Prime Lease.  So long as Subtenant complies with its obligations under this Sublease, Sublandlord shall perform all its obligations under the Prime Lease not assumed by Subtenant hereunder during the Term, including without limitations the prompt payment by Sublandlord to Landlord of all sums due to Landlord by Sublandlord under the Prime Lease and paid by Subtenant to Sublandlord hereunder; provided, however, Sublandlord shall have no obligation to extend the Term of the Prime Lease pursuant to any option to extend contained in the Prime Lease (the same shall be at the sole discretion of Sublandlord).

13.          Condition of the Subleased Premises.  Subtenant is subleasing the Subleased Premises on an “AS IS” basis, and Sublandlord has made no representations or warranties, express or implied, with respect to the condition of the Subleased Premises as of the Commencement Date.  Sublandlord shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises. Sublandlord shall have no obligation to perform any of the repairs required to be performed by Landlord under the terms of the Lease.

14.          Entire Agreement.  This Sublease, the Basic Sublease Terms and the provisions of the Prime Lease incorporated herein by the express terms of this Sublease constitute the complete and exclusive agreement among the parties with respect to the matters contained herein and supersede all prior written or oral agreements or statements by and among the parties hereto, provided that this Sublease shall be at all times subject to all of the terms and conditions of the Prime Lease.

15.          Defined Terms. Any defined terms used herein shall have the meaning ascribed to them in the Prime Lease unless specifically defined herein.

16.          Counterparts/Electronic Signatures.  This Sublease may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Sublease shall be deemed to have been fully executed and each counterpart shall be deemed to be an original and all counterparts taken together shall be one and the same Sublease. This Sublease may be signed by faxed, e-mailed or other electronic signatures (e.g., Docusign) and faxed, e-mail, or such other electronic signatures hereon shall be deemed originals for all purposes.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Tenant’s Designated Address: NewRT Medical Systems, Inc. Attn: Sheng Peng, CEO 3533 Alma Village Circle Palo Alto, California 94306	TENANT: NewRT Medical Systems, Inc., a Delaware corporation By: ____________________________________ Name: Sheng Peng Its: CEO Dated: __________________________________
Subtenant’s Designated Address: Anthera Pharmaceuticals Attn: ____________________ 25801 Industrial Blvd. Hayward, California 94545
SUBTENANT:

Anthera Pharmaceuticals, a Delaware corporation

By:  ____________________________________
Name: __________________________________
Its:  ____________________________________

Dated: __________________________________